Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
February 28, 2019 at 1:05 PM PST		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
(206) 303-3030
Nordstrom Reports Fourth Quarter and Fiscal 2018 Earnings

•	Unique business model to serve customers through digital and physical assets

•	Strong financial position and cash flow generation

•	Focused on increasing profitability

SEATTLE, Wash. (February 28, 2019) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share for the fourth quarter ended February 2, 2019 of $1.48. Earnings were generally in-line with the Company’s updated expectations provided in its holiday sales release on January 15, 2019. Net sales decreased 4.7 percent, or increased 0.1 percent excluding the 53rd week in 2017 of approximately $220 million. Comparable sales, which were not impacted by the 53rd week, increased 0.1 percent.
For fiscal 2018, earnings per diluted share was $3.32, which included a $0.05 favorable income tax benefit related to prior periods and an estimated non-recurring credit-related charge of $0.28. Net sales for fiscal 2018 increased 2.3 percent, or 3.8 percent excluding the 53rd week. Comparable sales increased 1.7 percent.
Nordstrom aspires to be the best fashion retailer in a digital world, focused on better serving customers through three strategic pillars: providing a compelling product offering, delivering outstanding services and experiences, and leveraging the strength of the Nordstrom brand. In 2018, the Company achieved the following milestones in executing its customer strategy:

•	Approximately 10 million customers, or one-third of total customers, shopped across multiple channels, which leads to higher customer spend. This represents an increase of 6 percent.

•
Nordstrom’s combined physical and digital presence represents a competitive advantage in offering customers a differentiated experience. Digital sales increased 16 percent and made up 30 percent of sales.

•	Nordstrom launched its local market strategy, which drove outsized market share gains in Los Angeles and increased product selection, delivery speed and convenience for customers.

•
Generational investments continued to scale, contributing approximately $2 billion in sales and improvement in profitability. Nordstromrack.com/HauteLook exceeded $1 billion in sales. Trunk Club delivered sales growth of 35 percent. The Company opened its Men’s Store in New York City and furthered its expansion into Canada with the introduction of six Nordstrom Rack stores.

•	Nordstrom maintained a strong financial position, generating annual operating cash flow in excess of $1 billion for 10 consecutive years and returning $1 billion to shareholders in 2018.

FOURTH QUARTER SUMMARY

•
Fourth quarter net earnings were $248 million compared with $151 million during the same period in fiscal 2017. This increase was primarily due to lower income tax expense associated with corporate tax reform.

•	Earnings before interest and taxes (EBIT) was $333 million, or 7.6 percent of net sales, compared with $350 million, or 7.6 percent of net sales for the same period in fiscal 2017.

•
In Full-Price, comparable sales decreased 1.6 percent, primarily driven by softer traffic trends in full-line stores. Off-Price sales reflected continued momentum with a comparable sales increase of 4.0 percent, in-line with the Company’s expectations.

•
Gross profit, as a percentage of net sales, of 35.1 percent decreased 33 basis points compared with the same period in fiscal 2017, primarily due to higher markdowns taken in response to softer Full-Price sales trends and an elevated promotional environment. Ending inventory decreased 2.4 percent from last year.

•
Selling, general and administrative expenses, as a percentage of net sales, of 29.8 percent decreased 23 basis points compared with the same period in fiscal 2017, primarily due to a one-time employee investment of $16 million associated with last year’s tax reform. The Company demonstrated disciplined expense execution, reflecting an improvement in expense rate relative to its expectations.

FULL YEAR SUMMARY

•	Full year net earnings were $564 million compared with $437 million for fiscal 2017. This increase was primarily due to lower income tax expense associated with corporate tax reform.

•
EBIT was $837 million, or 5.4 percent of net sales, compared with $926 million, or 6.1 percent of net sales, for fiscal 2017. Excluding an estimated non-recurring credit-related charge of $72 million in 2018, EBIT as a percent of net sales, was 5.9 percent.

•	In Full-Price, comparable sales increased 0.9 percent. In Off-Price, comparable sales increased 3.5 percent.

•	Gross profit, as a percentage of net sales, of 34.4 percent decreased 26 basis points compared with fiscal 2017 largely due to higher Full-Price markdowns in the fourth quarter.

•
Selling, general and administrative expenses, as a percentage of net sales, of 31.5 percent increased 65 basis points compared with fiscal 2017. Excluding an estimated non-recurring credit-related charge of $72 million, expenses increased 19 basis points. Annual expense growth moderated to 4 percent driven by ongoing productivity improvements in digital capabilities.

•
During the year, the Company repurchased 14.3 million shares of its common stock for $702 million. A total capacity of $893 million remains available under its existing share repurchase authorization. The actual timing, price, manner and amounts of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission (“SEC”) rules.

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EXPANSION UPDATE
Nordstrom has announced plans to open the following stores in fiscal 2019, consisting of two new full-line stores and five new Nordstrom Rack stores:

Location	Store Name	Square Footage (000’s)	Timing

Full-Price
U.S. - Nordstrom full-line
New York, NY	Nordstrom NYC	320	Fall
Norwalk, CT	Norwalk	150	Fall

Off-Price
U.S. - Nordstrom Rack
Porter Ranch, CA	The Vineyards at Porter Ranch	25	Spring
Westminster, CO	The Orchard	25	Spring
Baltimore, MD	The Shops at Canton Crossing	33	Spring
El Segundo, CA	Plaza El Segundo	24	Fall
Staten Island, NY	Empire Outlets	34	2019

Number of stores	February 2, 2019	February 3, 2018
Full-Price
U.S. - Nordstrom full-line	115	116
Canada - Nordstrom full-line	6	6
Canada - Nordstrom Rack	6	—
Other Full-Price[1]	12	10
Off-Price
U.S. - Nordstrom Rack	238	232
Last Chance clearance stores	2	2
Total	379	366
[1] Other Full-Price includes Trunk Club clubhouses, Jeffrey boutiques and Nordstrom Local neighborhood hubs.

Gross square footage	30,385,000	30,218,000

FISCAL YEAR 2019 OUTLOOK
Nordstrom remains committed to achieving its long-term financial targets, which support three strategic objectives in driving shareholder returns: continuing market share gains, improving profitability and returns, and maintaining disciplined capital allocation. The Company’s expectations for fiscal 2019 are as follows:

Net sales growth	1 percent to 2 percent
Credit card revenues	Mid to high single-digit growth
EBIT	$915 to $970 million
EBIT margin	5.9 percent to 6.1 percent
Earnings per diluted share (excluding the impact of any future share repurchase)	$3.65 to $3.90
The Company’s guidance also incorporates the following assumptions:

•
The Company measures its performance through market share, customers, and net sales metrics. As comparable sales growth is expected to approximate net sales growth in 2019, the Company will only be reporting net sales growth.

•	The effective tax rate is expected to be approximately 26 percent.

•	Estimated annual average outstanding shares are expected to be approximately 162 million, which excludes the impact of any future share repurchases.
Nordstrom plans to report quarterly results for fiscal 2019 on the following dates:

For the first quarter ending May 4, 2019	May 21, 2019
For the second quarter ending August 3, 2019	August 21, 2019
For the third quarter ending November 2, 2019	November 20, 2019
For the fourth quarter ending February 1, 2020	February 27, 2020
CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to discuss fourth quarter and fiscal 2018 results and fiscal 2019 outlook at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at http://investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available on the website for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13687183, until the close of business on March 7, 2019.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 379 stores in 40 states, including 121 full-line stores in the United States, Canada and Puerto Rico; 244 Nordstrom Rack stores; three Jeffrey boutiques; two clearance stores; six Trunk Club clubhouses; and three Nordstrom Local service concepts. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com, HauteLook and TrunkClub.com. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different than expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the most recent reports the Company files with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018 and its Form 10-Q for the fiscal quarters ended May 5, 2018, August 4, 2018 and November 3, 2018. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Year Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Net sales	$4,383	$4,600	$15,480	$15,137
Credit card revenues, net	101	102	380	341
Total revenues	4,484	4,702	15,860	15,478
Cost of sales and related buying and occupancy costs	(2,843)	(2,969)	(10,155)	(9,890)
Selling, general and administrative expenses	(1,308)	(1,383)	(4,868)	(4,662)
Earnings before interest and income taxes	333	350	837	926
Interest expense, net	(23)	(31)	(104)	(136)
Earnings before income taxes	310	319	733	790
Income tax expense	(62)	(168)	(169)	(353)
Net earnings	$248	$151	$564	$437

Earnings per share:
Basic	$1.50	$0.90	$3.37	$2.62
Diluted	$1.48	$0.89	$3.32	$2.59

Weighted-average shares outstanding:
Basic	164.8	166.9	167.3	166.8
Diluted	167.1	169.4	170.0	168.9

Percent of net sales:
Gross profit	35.1%	35.5%	34.4%	34.7%
Selling, general and administrative expenses	29.8%	30.1%	31.5%	30.8%
Earnings before interest and income taxes	7.6%	7.6%	5.4%	6.1%

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	February 2, 2019	February 3, 2018
Assets
Current assets:
Cash and cash equivalents	$957	$1,181
Accounts receivable, net	148	145
Merchandise inventories	1,978	2,027
Prepaid expenses and other	291	150
Total current assets	3,374	3,503

Land, property and equipment, net	3,921	3,939
Goodwill	249	238
Other assets	342	435
Total assets	$7,886	$8,115

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,469	$1,409
Accrued salaries, wages and related benefits	580	578
Other current liabilities	1,324	1,246
Current portion of long-term debt	8	56
Total current liabilities	3,381	3,289

Long-term debt, net	2,677	2,681
Deferred property incentives, net	457	495
Other liabilities	498	673

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 157.6 and 167.0 shares issued and outstanding	3,048	2,816
Accumulated deficit	(2,138)	(1,810)
Accumulated other comprehensive loss	(37)	(29)
Total shareholders’ equity	873	977
Total liabilities and shareholders’ equity	$7,886	$8,115

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Year Ended
	February 2, 2019	February 3, 2018
Operating Activities
Net earnings	$564	$437
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	669	666
Amortization of deferred property incentives and other, net	(75)	(82)
Deferred income taxes, net	(34)	11
Stock-based compensation expense	90	77
Change in operating assets and liabilities:
Accounts receivable	(4)	1
Proceeds from sale of credit card receivables originated at Nordstrom	—	39
Merchandise inventories	15	(62)
Prepaid expenses and other assets	(8)	(21)
Accounts payable	12	77
Accrued salaries, wages and related benefits	1	121
Other current liabilities	15	48
Deferred property incentives	53	64
Other liabilities	(2)	24
Net cash provided by operating activities	1,296	1,400

Investing Activities
Capital expenditures	(654)	(731)
Proceeds from sale of credit card receivables originated at third parties	—	16
Other, net	1	31
Net cash used in investing activities	(653)	(684)

Financing Activities
Proceeds from long-term borrowings, net of discounts	—	635
Principal payments on long-term borrowings	(56)	(661)
Decrease in cash book overdrafts	—	(55)
Cash dividends paid	(250)	(247)
Payments for repurchase of common stock	(678)	(211)
Proceeds from issuances under stock compensation plans	163	39
Tax withholding on share-based awards	(20)	(7)
Other, net	(26)	(35)
Net cash used in financing activities	(867)	(542)

Net (decrease) increase in cash and cash equivalents	(224)	174
Cash and cash equivalents at beginning of year	1,181	1,007
Cash and cash equivalents at end of year	$957	$1,181

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; dollar amounts in millions)
During the first quarter of 2018, we adopted the new revenue recognition standard (Revenue Standard) using the modified retrospective adoption method. Results beginning in the first quarter of 2018 are presented under the new Revenue Standard, while prior period amounts are not adjusted. Also beginning in 2018, we aligned our sales presentation with how we view the results of our operations internally and how our customers view us, by our Full-Price and Off-Price businesses.
Our Full-Price business includes our Nordstrom U.S. full-line stores, Nordstrom.com, Canada, Trunk Club, Jeffrey and Nordstrom Local. Our Off-Price business includes Nordstrom U.S. Rack stores, Nordstromrack.com/HauteLook and Last Chance clearance stores. The following table summarizes net sales and comparable sales for the quarter and year ended February 2, 2019 compared with the same periods in fiscal 2017:

	Quarter Ended		Year Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Net sales by business[1]:
Full-Price[2]	$2,985	$3,273	$10,299	$10,452
Off-Price[3]	1,398	1,437	5,181	4,956
Other	—	(110)	—	(271)
Total net sales[4]	$4,383	$4,600	$15,480	$15,137

Comparable sales increase (decrease) by business:
Full-Price	(1.6%)	2.4%	0.9%	0.1%
Off-Price	4.0%	3.7%	3.5%	2.5%
Total Company	0.1%	2.6%	1.7%	0.8%

Digital sales as % of total net sales[5]	33%	30%	30%	27%
1 We present our sales in the way that management views our results internally, including presenting 2018 under the new Revenue Standard while prior period amounts are not adjusted and allocating our sales return reserves and loyalty related adjustments to Full-Price and Off-Price. For 2017, Other primarily included unallocated sales return, in-transit and loyalty related adjustments necessary to reconcile sales by business to total net sales.
2 Full-Price net sales decreased 8.8% for the fourth quarter and 1.5% for the year ended February 2, 2019. This included a decrease of approximately 800 basis points for the fourth quarter and 300 basis points for the year ended February 2, 2019, due primarily to the 53rd week and loyalty related adjustments.
3 Off-Price net sales decreased 2.7% for the fourth quarter and increased 4.5% for the year ended February 2, 2019. This included a decrease of approximately 800 basis points for the fourth quarter and 250 basis points for the year ended February 2, 2019, due primarily to the 53rd week and loyalty related adjustments.
4 Total net sales decreased 4.7% for the fourth quarter and increased 2.3% for the year ended February 2, 2019. This included a decrease of approximately 500 basis points in the fourth quarter and 150 basis points for the year ended February 2, 2019, due to the 53rd week. The impact of adopting the new Revenue Standard was not material for the year ended February 2, 2019.
5 Digital sales are online sales and digitally assisted store sales which include Buy Online, Pickup in Store (“BOPUS”), Reserve Online, Try on in Store (Store Reserve) and Style Board, a digital selling tool.

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURES)
(unaudited; dollar amounts in millions)
We believe that Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns. Adjusted ROIC adjusts our operating leases as if they met the criteria for capital leases or we had purchased the properties. This provides additional supplemental information that reflects the investment in our off-balance sheet operating leases, controls for differences in capital structure between us and our competitors and provides investors and credit agencies with another way to comparably evaluate the efficiency and effectiveness of our capital investments over time. In addition, we incorporate Adjusted ROIC into our executive incentive measures and it is an important indicator of shareholders’ return over the long term.
We define Adjusted ROIC as our adjusted net operating profit after tax divided by our average invested capital using the trailing 12-month average. Adjusted ROIC is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. Estimated depreciation on capitalized operating leases and average estimated asset base of capitalized operating leases are not calculated in accordance with, or an alternative for, GAAP and should not be considered in isolation or as a substitution of our results as reported under GAAP. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following is a reconciliation of the components and adjustments to Adjusted ROIC and return on assets:

	12 Fiscal Months Ended
	February 2, 2019	February 3, 2018
Net earnings	$564	$437
Add: income tax expense	169	353
Add: interest expense	119	141
Earnings before interest and income tax expense	852	931

Add: rent expense	251	250
Less: estimated depreciation on capitalized operating leases[1]	(134)	(133)
Adjusted net operating profit	969	1,048

Less: estimated income tax expense	(223)	(468)
Adjusted net operating profit after tax	$746	$580

Average total assets	$8,282	$8,055
Less: average non-interest-bearing current liabilities	(3,479)	(3,261)
Less: average deferred property incentives and deferred rent liability	(616)	(644)
Add: average estimated asset base of capitalized operating leases[1]	2,018	1,805
Average invested capital	$6,205	$5,955

Return on assets[2]	6.8%	5.4%
Adjusted ROIC[2]	12.0%	9.7%
1 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property. The asset base is calculated based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases. We do not expect the adoption of the new Lease standard to have a material impact on our Adjusted ROIC.
2 Results for the 12 fiscal months ended February 2, 2019 include lower income tax expense primarily associated with corporate tax reform and a $72 unfavorable impact related to the estimated non-recurring credit-related charge. Results for the 12 fiscal months ended February 3, 2018 include a $42 unfavorable impact related to tax reform.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
Adjusted Debt to earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of no more than four times.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2018[1]	2017[1]
Debt	$2,685	$2,737
Add: estimated capitalized operating lease liability[2]	2,009	2,001
Adjusted Debt	$4,694	$4,738

Net earnings	$564	$437
Add: income tax expense	169	353
Add: interest expense, net	104	136
Earnings before interest and income taxes	837	926

Add: depreciation and amortization expenses	669	666
Add: rent expense, net	251	250
Add: non-cash acquisition-related charges	—	1
Adjusted EBITDAR	$1,757	$1,843

Debt to Net Earnings[3]	4.8	6.3
Adjusted Debt to EBITDAR[3]	2.7	2.6
1 The components of Adjusted Debt are as of February 2, 2019 and February 3, 2018, while the components of Adjusted EBITDAR are for the 12 months ended February 2, 2019 and February 3, 2018.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property. We do not expect the adoption of the new Lease standard to have a material impact on our Adjusted Debt to EBITDAR.
3 Results for the 12 fiscal months ended February 2, 2019 include lower income tax expense primarily associated with corporate tax reform and a $72 unfavorable impact related to the estimated non-recurring credit-related charge. Results for the 12 fiscal months ended February 3, 2018 include a $42 unfavorable impact related to tax reform.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business.
Beginning in the first quarter of fiscal 2018, we no longer adjust free cash flow for cash dividends paid. We believe this presentation is more reflective of our operating performance and more consistent with the way we manage our business, how our peers calculate free cash flows and prevailing industry practice. Prior period Free Cash Flow financial measures have been recast to conform with current period presentation.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Year Ended
	February 2, 2019	February 3, 2018
Net cash provided by operating activities	$1,296	$1,400
Less: capital expenditures	(654)	(731)
Add: proceeds from sale of credit card receivables originated at third parties	—	16
Less: change in cash book overdrafts	—	(55)
Free Cash Flow	$642	$630

NORDSTROM, INC.
ADJUSTED EBITDA (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is our key financial metric to reflect our view of cash flow from net earnings. Adjusted EBITDA excludes significant items which are non-operating in nature in order to evaluate our core operating performance against prior periods. The financial measure calculated under GAAP which is most directly comparable to Adjusted EBITDA is net earnings.
Adjusted EBITDA is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for net earnings, overall change in cash or liquidity of the business as a whole. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of net earnings to Adjusted EBITDA:

	Year Ended
	February 2, 2019	February 3, 2018
Net earnings	$564	$437
Add: income tax expense	169	353
Add: interest expense, net	104	136
Earnings before interest and income taxes	837	926

Add: depreciation and amortization expenses	669	666
Less: amortization of deferred property incentives	(79)	(79)
Adjusted EBITDA	$1,427	$1,513